UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 13, 2020

KORTH DIRECT MORTGAGE INC.

(Exact name of registrant as specified in its charter)

Florida	000-1695962	27-0644172
(State or other Jurisdiction	Commission File Number	(IRS Employer Identification No.)
of incorporation)

2937 SW 27th Avenue, Suite 307, Miami, FL 33133
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (305) 668-8485

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
n/a	n/a	n/a

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01	Entry into a Material Definitive Agreement

On May 13, 2020, Korth Direct Mortgage Inc. (the “Company”) entered into a subscription agreement (the “Subscription Agreement”) with J.W. Korth & Company Limited Partnership (“J.W. Korth”), an S.E.C. registered broker-dealer and investment advisor, for the purchase of a $250,000 preferred capital interest in J.W. Korth. Pursuant to the Subscription Agreement the Company has a liquidation preference, pari passu with other holders of preferred interests, in J.W. Korth. The Company’s preferred interest can be redeemed by J.W. Korth at the book value of the interest at the date of redemption.

As set forth in the Subscription Agreement, the Company subscribed for a preferred interest in J.W. Korth to support J.W. Korth’s net capital position. J.W. Korth underwrites the sale of the Company’s mortgage secured notes, the proceeds of which are used by the Company to fund its commercial mortgage loan business. The Subscription Agreement states that Company and J.W. Korth anticipate the purchase by the Company of J.W. Korth.

Both the Company and J.W. Korth are controlled by James W. Korth and his daughter, Holly MacDonald Korth. Mr. Korth owns a controlling interest in J.W Korth and is its Managing Partner. Holly MacDonald Korth is Managing Director and Chief Financial Officer of J.W. Korth. Mr. Korth is Chairman and Chief Executive Officer of the Company. Holly MacDonald Korth is President and Chief Financial Officer of the Company.

Item 9.01	Financial Statements and Exhibits

Exhibit	Description

10.3	Subscription Agreement with J.W. Korth & Company Limited Partnership dated May 13, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 19, 2020	KORTH DIRECT MORTGAGE INC.

	By:	/s/ Holly C. MacDonald-Korth
Holly C. MacDonald-Korth, President